Exhibit 99.1

TScan Therapeutics Reports First Quarter 2024 Financial Results and Provides Corporate Update

First patient dosed in Phase 1 clinical trial for the treatment of solid tumors; initial data anticipated in 2024

All treatment-arm patients in the Phase 1 heme program remain relapse-free with no detectable disease, with a median follow-up of >10 months

Closed upsized underwritten public offering with gross proceeds of $167.8 million, extending runway into the fourth quarter of 2026

WALTHAM, Mass., May 13, 2024 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.

“During the first quarter we advanced our clinical pipeline, most recently marked by the dosing of the first patient in our Phase 1 solid tumor program. This is a significant milestone on the way to developing enhanced, customized, multiplex TCR-T therapy. We continue to prioritize screening patients for this study to enable rapid enrollment, and I am pleased to announce that we are on track to sharing initial data later this year,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “At the same time, we remain focused on enrolling and following patients in our heme malignancies study. We plan to complete Phase 1 enrollment and open expansion cohorts at the proposed recommended Phase 2 dose in the third quarter of 2024 and provide a data update near the end of 2024. With the recent closing of our public offering, TScan is well-funded to execute on anticipated milestones into the fourth quarter of 2026.”

Recent Corporate Highlights

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The Company recently announced that the first patient has been dosed in its Phase 1 clinical trial evaluating TCR-T therapy for the treatment of various solid tumors. The Company is initially dosing patients with singleplex therapy to establish safety prior to initiating dosing with multiplex TCR-T (T-Plex). Patients are prospectively assigned to a treatment cohort based on expression of cancer-associated antigens and human leukocyte antigens (HLAs) in their tumor samples. The first patient, who has metastatic melanoma, was dosed with TSC-203-A0201, a TCR-T targeting PReferentially expressed Antigen in MElanoma (PRAME) on HLA-A*02:01. The Company expects robust patient enrollment as over 60 patients have completed all biomarker testing in the screening protocol. Of these patients, approximately 55% qualify for at least one TCR-T in the ImmunoBank and approximately 30% could qualify for multiplex therapy.

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The Company recently provided an update on its Phase 1 heme malignancies program designed to treat residual disease and prevent relapse in patients with acute myeloid leukemia (AML), acute lymphocytic leukemia (ALL), or myelodysplastic syndromes (MDS). The update included additional follow-up on all eight treatment-arm patients as well as data on two additional control-arm patients. With a median follow-up of >10 months, all eight patients treated with TSC-100 or TSC-101 remain relapse-free with no detectable disease. No dose-limiting toxicities were observed. In contrast, two control-arm patients relapsed approximately six months post-transplant and one of these patients died approximately three months later. A third control-arm patient required clinical intervention because of concerns of impending relapse, and a fourth control-arm patient died post-transplant.

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In April 2024, the Company announced the closing of an upsized $167.8 million underwritten public offering with participation from new and existing high-quality healthcare investors. The financing extends the Company’s cash runaway into the fourth quarter of 2026. The Company intends to use the net proceeds to advance its heme and solid tumor programs and expand and optimize its manufacturing capabilities, as well as for general corporate purposes.

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The Company announced two upcoming poster presentations at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting being held May 31–June 4 both in Chicago and virtually. Details on the respective presentations can be found here.

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The Company recently presented at two major medical meetings:

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American Society of Gene and Cell Therapy (ASGCT) 27th Annual Meeting
o
American Association for Cancer Research (AACR) Annual Meeting 2024

Presentation materials from the meetings can be found on the “Publications” tab of TScan’s website at tscan.com.

Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s two lead TCR-T therapy candidates, TSC-100 and TSC-101, are designed to treat residual disease and prevent relapse in patients with AML, ALL, or MDS undergoing allogeneic hematopoietic cell transplantation (HCT) (NCT05473910).

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Opening of expansion cohorts at the proposed recommended Phase 2 dose level to further characterize safety and evaluate translational and efficacy endpoints is planned for the third quarter of 2024.
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Completion of Phase 1 enrollment and reporting of one-year clinical and translational data on initial patients is anticipated in the second half of 2024.
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Expects to initiate registration trial pending feedback from regulatory authorities and report two-year clinical and translational data in 2025.

Solid Tumor Program: TScan continues to expand the ImmunoBank, a collection of therapeutic TCR-Ts that target different cancer-associated antigens presented on diverse HLA types. TScan’s strategy is to treat patients with multiple TCR-Ts to overcome tumor heterogeneity and prevent resistance that may arise from either target or HLA loss (screening protocol: NCT05812027; treatment protocol: NCT05973487).

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Phase 1 solid tumor clinical study has been initiated; first patient dosed in early May, with three additional patients enrolled and manufacturing underway.
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Initial data expected in the second half of 2024.
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Additional investigational new drug (IND) filings planned to continue to expand the ImmunoBank.
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Long-term duration of response data for multiplex therapy anticipated in 2025.

First Quarter 2024 Financial Results

Revenue: Revenue for the first quarter of 2024 was $0.6 million, compared to $6.8 million for the first quarter of 2023. The decrease was primarily due to the timing of research activities pursuant to the Company’s collaboration agreements. Revenue for the first quarter of 2024 was related solely to the collaboration agreement with Amgen which commenced in May 2023. Revenue for the first quarter of 2023 was related solely to the collaboration agreement with Novartis, which concluded in March 2023.

R&D Expenses: Research and development expenses for the first quarter of 2024 were $24.9 million, compared to $21.8 million for the first quarter of 2023. The increase of $3.1 million was primarily driven by an increase in personnel expenses due to additional headcount in support of expanded research and development activities, as well as an increase in clinical studies expense associated with the ongoing enrollment of our Phase 1 heme study and start-up activities for the Phase 1 solid tumor clinical trial. Research and development expenses included non-cash stock compensation expense of $1.1 million and $0.4 million for the first quarter of 2024 and 2023, respectively.

G&A Expenses: General and administrative expenses for the first quarter of 2024 were $7.1 million, compared to $7.8 million for the first quarter of 2023. The decrease of $0.7 million was primarily driven by lower facility-related and personnel costs. General and administrative expenses included non-cash stock compensation expense of $0.9 million and $0.7 million for the first quarter of 2024 and 2023, respectively.

Net Loss: Net loss was $30.1 million for the first quarter of 2024, compared to $22.6 million for the first quarter of 2023, and included net interest income of $1.2 million and $0.2 million, respectively.

Cash Position: Cash, cash equivalents, and marketable securities as of March 31, 2024, were $162.8 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources along with the $161.4 million net proceeds received from its April 2024 underwritten public offering will be sufficient to fund its current operating plan into the fourth quarter of 2026.

Share Count: As of March 31, 2024, the Company had issued and outstanding shares of 47,904,737, which consists of 43,628,149 shares of voting common stock and 4,276,588 shares of non-voting common stock, and outstanding pre-funded warrants to purchase 47,010,526 shares of voting common stock at an exercise price of $0.0001 per share.

Subsequent to the end of the first quarter of 2024, in connection with its April 2024 underwritten public offering, the Company issued an additional 4,958,068 shares of voting common stock, and pre-funded warrants to purchase up to 18,577,419 shares of voting common stock with an exercise price of $0.0001 per share.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation. The Company is also developing TCR-T candidates for the treatment of various solid tumors. The Company has developed and continues to expand its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplex therapeutic TCR-Ts for patients with a variety of cancers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, and timing relating to the Company’s hematologic malignancies program, including potential indicators of treatment success, completion of enrollment and opening of expansion cohorts, the presentation of data, and initiation of registration trials; the Company’s plans, progress, and timing relating to the Company’s solid tumor programs, including treatment of patients and the presentation of data; the progress of the solid tumor and hematologic malignancies programs being indicative or predictive of the success of each program; the Company’s current and future research and development plans or expectations; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; the Company’s ability to fund its operating expenses and capital expenditure requirements with its existing cash and cash equivalents; and the Company’s goals and strategy, focus, and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s recently approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle

TScan Therapeutics, Inc.

VP, Investor Relations

857-399-9840

hsavelle@tscan.com

Maghan Meyers

Argot Partners

212-600-1902

TScan@argotpartners.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$140,513	$133,359
Other assets	100,319	138,790
Total assets	$240,832	$272,149
Liabilities and Stockholders' Equity
Total liabilities	$117,865	$121,282
Total stockholders' equity	122,967	150,867
Total liabilities and stockholders' deficit	$240,832	$272,149
Common stock and pre-funded warrants outstanding (1)	94,915,263	94,840,055

(1) Both periods include outstanding pre-funded warrants to purchase 47,010,526 shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue
Collaboration and license revenue	$566	$6,803
Operating expenses:
Research and development	24,857	21,779
General and administrative	7,082	7,767
Total operating expenses	31,939	29,546
Loss from operations	(31,373)	(22,743)
Interest and other income, net	2,190	1,136
Interest expense	(959)	(956)
Net loss	$(30,142)	$(22,563)
Net loss per share, basic and diluted	$(0.32)	$(0.93)
Weighted average common shares outstanding—basic and diluted (2)	94,875,893	24,225,954

(2) For the three months ended March 31, 2024, 47,010,526 shares of the Company's voting common stock issuable upon exercise of the pre-funded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.